EXHIBIT C
GENERAL RELEASE
I, Richard C. Paulin, in consideration of the payments and benefits paid or granted to me under Sections 4(d) and 4(e) of the Employment Agreement dated as of February 19, 2013 (the “Agreement”) and subject to the performance by The Hillman Group Canada ULC, a British Columbia unlimited liability company (together with its subsidiaries, the “Company”), of its obligations thereunder, do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors, and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.
1.I acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company and that the payments or benefits paid or granted to me under Sections 4(d) and 4(e) of the Agreement are intended to be inclusive of, and not in addition to, any benefits or allowances or obligations prescribed by applicable employment statutes and are in full payment of the obligations under any such legislation, including individual notice, termination pay, benefit and severance pay requirements and entitlements of such legislation.
2.Except for the provisions of my Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators, and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and legal fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators, or assigns may have, which arise out of or are connected with my hiring, my employment or the termination of my employment by the Company, which specifically includes but is not limited to any claims for notice, pay in lieu of notice, wrongful dismissal, severance pay, bonus, overtime pay, incentive compensation, interest, vacation pay, retirement or pension allowances, benefits or any claims under applicable employment standards and human rights legislation; or arising under any policies, practices, or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, or defamation; or any claim for costs, fees, or other expenses, including legal fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).
3.I expressly declare that I have no claim of any nature or kind to any entitlement arising under or from any group health or welfare insurance policy maintained by the Company for the benefit of its employees including disability or life insurance plans.
4.I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above and that, for the said consideration, I will not make any claim or take any proceeding in connection with the claims released herein against any other person or party who may claim contribution or indemnity from the Company by virtue of said claim or proceeding.
5.In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any statute that expressly limits the effectiveness of a general release of unknown, unsuspected, and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.
6.I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party, or myself of any improper or unlawful conduct and that any liability is expressly denied.
7.I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable legal fees, and return all payments received by me pursuant to the Agreement.
8.I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal, or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. Notwithstanding anything herein to the contrary, each of the parties (and each affiliate and person acting on behalf of any such party) agree that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this transaction contemplated in the Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, to the extent necessary to comply with any applicable securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of this transaction, (ii) the identities of participants or potential participants in the Agreement, (iii) any financial information (except to the extent such information is related to the tax treatment or tax structure of this transaction), or (iv) any other term or detail not relevant to the tax treatment or the tax structure of this transaction.
9.Any non-disclosure provision in this General Release does not prohibit or restrict me (or my lawyer) from responding to any inquiry about this General Release or its underlying facts and circumstances by any self-regulatory organization or governmental entity.
10.I agree to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding, or any dispute with a third party. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses (including lodging and meals) upon my submission of receipts.
11.I agree not to disparage the Company, its past and present investors, officers, directors, or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base, and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries, or other notes of any such manuals, files, documents, records, software, customer data base, or other data.
12.Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law but, if any provision of this General Release is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.
BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
(a)I HAVE READ IT CAREFULLY AND I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS;
(b)I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
(c)I HAVE BEEN ADVISED TO SEEK INDEPENDENT LEGAL ADVICE BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
(d)I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
(e)I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED, OR MODIFIED EXCEPT BY AN INSTRUMENT.
(f)THIS RELEASE is governed by and will be interpreted and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

/s/ Warren Biback	/s/ Richard C. Paulin
Witness (Signature) Warren Biback	Richard C. Paulin
Witness (Print) 41 Gossamer Avenue Toronto, Ontario MZM2XS	April 30, 2017
Witness (Address)	Date